As filed with the Securities and Exchange Commission on March 27, 2018

Registration No. 333-212512

Registration No. 333-204854
Registration No. 333-196908

Registration No. 333-175409

Registration No. 333-174850

Registration No. 333-167497

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-212512
FORM S-8 REGISTRATION STATEMENT NO. 333-204854
FORM S-8 REGISTRATION STATEMENT NO. 333-196908
FORM S-8 REGISTRATION STATEMENT NO. 333-175409
FORM S-8 REGISTRATION STATEMENT NO. 333-174850
FORM S-8 REGISTRATION STATEMENT NO. 333-167497

UNDER
THE SECURITIES ACT OF 1933

______________________________

GULFMARK OFFSHORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0526032 (I.R.S. Employer Identification Number)

842 West Sam Houston Parkway North, Suite 400 Houston, Texas 77024 (Address of Principal Executive Officers including Zip Code)

AMENDED AND RESTATED 2014 OMNIBUS EQUITY INCENTIVE PLAN
AMENDED AND RESTATED 2011 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN
AMENDED AND RESTATED 2011 EMPLOYEE STOCK PURCHASE PLAN
DEFERRED COMPENSATION PLAN

2010 OMNIBUS EQUITY INCENTIVE PLAN
(Full Title of the Plans)

Samuel R. Rubio

Senior Vice President, Controller and Chief Accounting Officer

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024
(Name and Address of Agent for Service)

(713) 963-9522
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Shelton M. Vaughan, Esq.

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, Texas 77056
(713) 402-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                         Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)

Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

As previously disclosed, on May 17, 2017, GulfMark Offshore, Inc., a Delaware corporation (the “Registrant”), filed a voluntary petition seeking relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization. On October 4, 2017, the Bankruptcy Court entered an order approving the Amended Chapter 11 Plan of Reorganization of the Registrant (as confirmed, the “Plan”), and on November 14, 2017 (the “Effective Date”), the Plan became effective. Pursuant to the Plan, all existing shares of the Registrant’s old Class A common stock, par value $0.01 per share (“Class A Common Stock”), were cancelled.

The Registrant is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to each of the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) to deregister all shares of the Registrant’s Class A Common Stock and other securities that remain unsold as of the Effective Date that were originally registered under the Registration Statements:

●

Registration Statement on Form S-8 (Registration No. 333-212512), pertaining to the registration of an additional 1,000,000 shares of Class A Common Stock under the Registrant’s Amended and Restated 2014 Omnibus Equity Incentive Plan, an additional 350,000 shares of Class A Common Stock under the Registrant’s Amended and Restated 2011 Non-Employee Director Share Incentive Plan and an additional 225,000 shares of Class A Common Stock under the Registrant’s Amended and Restated 2011 Employee Stock Purchase Plan, which was filed with the Commission on July 13, 2016.

●

Registration Statement on Form S-8 (Registration No. 333-204854), pertaining to the registration of an additional 250,000 shares of Class A Common Stock and an indeterminate amount of participation interests under the Registrant’s Deferred Compensation Plan, which was filed with the Commission on June 10, 2015;

●

Registration Statement on Form S-8 (Registration No. 333-196908), pertaining to the registration of 1,000,000 shares of Class A Common Stock under the Registrant’s 2014 Omnibus Equity Incentive Plan, which was filed with the Commission on June 19, 2014;

●

Registration Statement on Form S-8 (Registration No. 333-175409), pertaining to the registration of 266,659 shares of Class A Common Stock under the Registrant’s 2011 Employee Stock Purchase Plan, which was filed with the Commission on July 8, 2011;

●

Registration Statement on Form S-8 (Registration No. 333-174850), pertaining to the registration of 150,000 shares of Class A Common Stock under the Registrant’s 2011 Non-Employee Director Share Incentive Plan, which was filed with the Commission on June 10, 2011; and

●

Registration Statement on Form S-8 (Registration No. 333-167497), pertaining to the registration of 1,000,000 shares of Class A Common Stock under the 2010 Omnibus Equity Incentive Plan, which was filed with the Commission on June 14, 2010.

As a result of the Plan, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Class A Common Stock and any and all securities that were registered for issuance pursuant to the Registration Statements and that remain unsold as of the Effective Date. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Class A Common Stock and all of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 27, 2018.

GULFMARK OFFSHORE, INC.

By:      /s/ Samuel R. Rubio

Name:   Samuel R. Rubio
Title:     Senior Vice President, Controller and Chief Accounting

Officer

Note: Pursuant to Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments to the Registration Statements.